EXHIBIT 10.1
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December 1, 2006



Mr. James M. O'Connell
1 Sorrel Lane
Lemont, Illinois  60439


Dear Jim:

This letter agreement confirms the terms and conditions agreed to concerning your retirement from Landauer, Inc. ("Landauer") effective on January 31, 2007. Until such date, you will retain the title of Vice President, although such title confers no executive officer powers to you nor does it enhance, alter or diminish any benefits to which you are otherwise entitled pursuant to your Employment Agreement dated February 29, 1996.

In consideration of the mutual promises and agreements contained in this letter agreement, the adequacy and receipt of which all parties acknowledge, you and Landauer agree as follows:

1. Landauer will pay that portion of your regular bi-weekly salary in the amount of $7,803.85, less customary deductions, through your January 31, 2007 retirement date.

2. Landauer will pay your accrued but unused vacation through your January 31, 2007 retirement date on or before February 1, 2007.

3. Landauer will make a lump sum payment to you in the amount of $103,500, less customary deductions, representing incentive compensation for fiscal 2006 determined on the basis of your target incentive compensation plan participation (40%) and the actual ratio of incentive operating income to plan incentive operating income for such fiscal year applicable to all plan participants on or about November 30, 2006 (or such later date on which incentive compensation is paid to Landauer's executive officers for fiscal 2006). The lump sum payment to you provided in paragraph 4 below represents the only payment you will be entitled to receive in respect of bonus or incentive compensation for any period of employment after September 30, 2006.

4. Landauer will make a lump sum payment to you in the amount of $431,234, less customary deductions, representing eighteen month's salary and bonus for the period February 1 2007 through July 31, 2008 (the "Severance Period") calculated pursuant to Section 4 (d) (ii) of your Employment Agreement. Such lump sum payment shall be made on August 10, 2007 (but, in any event, not sooner than six months following your retirement date). Additionally, Landauer waives any right of offset of employment income against such payment and benefits (pursuant to Section 4 (d) (ii) of your Employment Agreement) in the event you obtain employment with another employer or have earnings from self-employment.

5. From and after your retirement date, Landauer may, from time-to-time, require your services to assist in any transition matters or for other issues that may arise. You agree to provide such services at mutually agreeable times upon reasonable notice at a rate of $800 per day or part thereof that you actually provide such services. Your provision of such services will be as an "independent contractor" and not as an employee.



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Mr. James M. O'Connell
December 1, 2006
Page 2



6. Medical and other insurance benefits for you and your dependent(s) will continue during the severance period through July 31, 2008. After that date, you and your dependent(s) will be eligible for benefits under the company's current retiree medical and insurance benefits plan through your 65th birthday. Your eligibility shall not be subject to the entry age requirement contained in such plan. Your cost for such coverage through your 65th birthday will be no higher than the amount paid by full-time employees from time to time for coverage under the Landauer medical benefits plan. Participation for you and your dependent(s) in the retiree medical and insurance benefits plan will be subject to enrollment in the plan. In the event Landauer materially amends or terminates the retiree medical and insurance benefit plan, Landauer shall use reasonable efforts to continue to provide you and your dependent(s) with benefits comparable to those under the current plan; provided, however, that Landauer shall not be required to expend any amount in excess of the "average per retiree amount" it was spending, at the time of such amendment or termination, to provide retiree medical and insurance benefits to retirees covered by such plan. At termination of coverage for you and your dependent(s) under the retiree medical and insurance benefits plan upon your attainment of age 65, continuation of medical insurance benefits for dependent(s) shall be available under C.O.B.R.A.

7. Your right to purchase the shares of Landauer common stock under previously granted stock option awards shall be exercisable in accordance with the terms of the individual grant agreements to the extent of all shares granted thereunder. Please advise Landauer's Human Resources Department in writing of your intent to exercise such options at the appropriate time in order that such exercise(s) may be completed in a timely manner.

8. The one thousand two hundred (1,200) Performance Shares awarded to you on February 14, 2006 shall vest in full on the date Performance Share awards granted in February vest for other recipients of such awards.

9. Pursuant to the terms of the Landauer, Inc. Retirement Plan ("Retirement Plan") and the Supplemental Key Executive Retirement Plan of Landauer, Inc. (amended and restated as of October 1, 2002) ("Supplemental Plan") you will be entitled to a combined annual retirement benefit of $109,822.71, payable in monthly installments in the form of a 50% joint and survivor annuity if married, otherwise in the form of a single life annuity, commencing on April 1, 2012. The combined retirement benefit is calculated on the basis of and credits you with service of twenty (20) years under the Supplemental Plan. The portion of this benefit payable by the Retirement Plan represents a non-forfeitable right to receive a pension commencing on April 1, 2012 and the accrued annual benefit (paid in the form of a 50% joint and survivor annuity) amounts to $47,038.96 at January 31, 2007. The amount payable by Landauer under the terms of the Supplemental Plan shall be the excess of the combined annual retirement benefit of $109,822.71 over the accrued Retirement Plan benefit of $47.038.96, or $62,783.75 per year. The precise amount payable from the respective plans are estimated and are subject to certain elections and actuarial assumptions that can only be determined at the payment date. The aggregate amount of the combined benefit, however, is fixed at $109,822.71. Additionally, you may elect to receive such benefits at an earlier date under the provisions of each of the plans, which benefit shall be actuarially adjusted (as determined by the provisions of the Retirement Plan) to reflect your election to begin benefit(s) at an earlier age.



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Mr. James M. O'Connell
December 1, 2006
Page 3



10. Upon the presentation of appropriate documentation, Landauer will reimburse you for customary business expenses incurred prior to your retirement, but not previously submitted. You will also be entitled to be reimbursed for business expenses incurred with the approval of Landauer in performing services at the request of Landauer in accordance with Section 5 above.

11. You acknowledge that you served as Landauer's Chief Financial Officer during the fiscal year ended September 30, 2006, the financial results of which are currently being audited by Pricewater-houseCoopers ("PWC"). In light of your position during such fiscal year, you will provide reasonable cooperation to Landauer and PWC, in connection with such audit, including signing (or co-signing) any management representation letter or "404" compliance certification which Landauer determines is appropriate to be provided to PWC and a customary back-up certificate in connection with Landauer's Disclosure Committee process with respect to such audit and Landauer's Annual Report on Form 10-K filed with the SEC in connection therewith. You may limit your responses in any such letter or certificate to events occurring prior to October 16, 2006.

12. Should you desire to pursue further career opportunities, Landauer will arrange for the payment of or reimburse you for the cost of outplacement services in an amount not to exceed $15,000.

13. Landauer will reimburse you for legal expenses associated with the negotiation of this agreement in an amount not to exceed $7,500.

14. Please direct any employment reference requests to Landauer's President and Chief Executive Officer.

15. You acknowledge that your employment with Landauer will end on January 31, 2007. You agree to vacate your office and return to Landauer all of its property in your possession including, but not limited to, Landauer's files, customer lists, equipment (other than laptop computer and related peripheral equipment), keys, credit cards, tapes, records, manuals, employee lists, brochures, files, catalogs, price lists, cost information, financial records, and all copies thereof on or before January 31, 2007. If, during the period between the date hereof and your retirement date, Landauer determines that your services to Landauer can be adequately performed from your residence, you agree to provide any such services from such location.

16. You acknowledge that your position with Landauer resulted in your exposure and access to confidential and proprietary information which you did not have access to prior to holding this position and which information is of great value to Landauer. The disclosure of such information by you would cause irreparable damage to Landauer. You will use your best efforts and the utmost diligence not to disclose any and all confidential and proprietary information related to Landauer.

17. You acknowledge that the terms and conditions of the Landauer Non-Competition and Confidentiality Agreement that you executed on September 10, 1990, remain in full force and effect.



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Mr. James M. O'Connell
December 1, 2006
Page 4



18. You, and anyone claiming through you, waive and release Landauer and any and all parents, divisions, subsidiaries, partnerships, affiliates and/or other related entities of Landauer (whether or not such entities are wholly owned) and each of those entities' past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the "Released Parties"), from any and all claims, whether known or unknown, which you have, have ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to your signing this letter agreement including, but not limited to, any and all claims that in any way result from, or relate to, your employment or cessation of employment with any of the Released Parties. These released claims further include, but are not limited to, any and all claims that you could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Illinois Human Rights Act, and the Cook County Human Rights Ordinance. This release shall not apply with respect to the obligations of Landauer under this letter agreement or (to the extent not relating to compensation, incentive pay, retirement benefits, severance pay and health and related benefits) your Employment Agreement dated February 29, 1996, or any claims you may have under ERISA with respect to any employee benefit plan of Landauer.

19. Landauer, on behalf of itself and any and all of its shareholders, parents, divisions, subsidiaries, partnerships, and affiliates and its and each of their past, present and future owners, trustees, fiduciaries, shareholders, directors, officers, employees, agents, attorneys, successors and assigns ("Releasing Parties"), agrees not to sue and hereby releases you and your heirs, successors and assigns (collectively, the "Released Parties"), from any and all claims, whether known or unknown, which any Releasing Party has, ever had, or may ever have against any of the Release Parties arising from or related to your employment by Landauer or any act, omission, or thing occurring during the course of your employment with Landauer, except for claims arising out of your gross negligence or willful misconduct. For purposes of this provision, no action or omission shall be considered "willful" unless taken without a reasonable belief that such action or omission was in the best interests of Landauer.

20. You acknowledge that the existence and terms of this letter agreement are confidential and that you will not disclose the terms or existence of this letter agreement to anyone other than to your attorney, accountant, and immediate family, whom you shall ensure will comply with the terms of this confidentiality provision.

21. You acknowledge that you have been informed that you may consult with a lawyer of your choice and that you have had sufficient time to consult with a lawyer before executing this letter agreement. You also acknowledge that you are entitled to a period of at least 21 days within which to consider this letter agreement.

Mr. James M. O'Connell
December 1, 2006
Page 5



22. Within seven days following the date of your execution of this letter agreement, you shall have the right to revoke this letter agreement by serving within such seven-day period written notice of your revocation upon Landauer's Senior Vice President and Chief Financial Officer. If you do not revoke this letter agreement during this seven-day period, this letter agreement shall become effective on the eighth day after the date of your execution of this letter agreement and you shall have no further right to revoke this letter agreement.

23. All notices and other communications required or permitted under this letter agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail to your address above, if the notice is to you, or if the notice is to Landauer, to Landauer's Senior Vice President and Chief Financial Officer at the address on this letterhead, or to such other address as either party may designate in writing thereafter.

24. The obligations and rights undertaken by Landauer and Executive pursuant to this letter agreement and other agreements referred to herein shall inure to the obligation and benefit of successors and assigns of each of the parties.

25. This letter agreement, the Employment Agreement between you and Landauer dated February 29, 1996 and the Landauer Non-Competition and Confidentiality Agreement that you executed on September 10, 1990, embody the entire agreement and understanding of you and Landauer with regard to all matters and those documents supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between you and Landauer. From and after the date of your acceptance of this letter agreement, all of your rights to receive compensation, incentive pay, retirement benefits, severance pay or health or related benefits in connection with your retirement and separation from Landauer shall be only as set forth in this letter agreement and Landauer shall have no further obligations to you with respect to such matters under the Employment Agreement or Landauer's Executive Special Severance Plan.

Please sign one original of this letter agreement and return it to me in the enclosed FedEx envelope. You may retain the other original for your file.

Jim, we wish you the best of luck in your retirement or any future endeavors that you may pursue.


Very truly yours,



William E. Saxelby
President and Chief Executive Officer

I have read, understand, and voluntarily agree to be bound by each of the terms contained in this letter.



______________________        Dated:  December 1, 2006
James M. O'Connell